INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-3 of our report dated January 30, 1997, except for the penultimate paragraph of Note 6, as to which the date is March 13, 1997, and
Note 13, as to which the date is June 30, 1997, appearing in the Current Report on Form 8-K of The AES Corporation dated July 3, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus and Prospectus Supplement, which are part of such Registration Statement.




DELOITTE & TOUCHE LLP


Washington, D.C.
July 16, 1997